Exhibit 99.1

For Immediate Release	Contact: Dan Kelly
November 16, 2006	(919) 774-6700

THE PANTRY ANNOUNCES RECORD FOURTH QUARTER

AND FISCAL 2006 FINANCIAL RESULTS

Establishes Fiscal 2007 EPS Guidance of $2.80 to $3.00

Sanford, North Carolina, November 16, 2006 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its fourth fiscal quarter and year ended September 28, 2006.

Total revenues for the fourth quarter of fiscal 2006 were $1.7 billion, a 22.5% increase from last year’s fourth quarter. Net income for the quarter was $26.7 million, or $1.16 per share on a diluted basis, a 5.2% increase from $25.4 million, or $1.12 per share, a year ago. Results for the fiscal 2005 period included charges totaling approximately $0.22 per share related to store closings, impairment charges and uninsured losses associated with Hurricane Katrina.

For the full fiscal year, revenues were $6.0 billion, up 34.6% from fiscal 2005. Net income for the year was $89.2 million, or $3.86 per share, a 54.3% increase from $57.8 million, or $2.64 per share, in fiscal 2005.

Chairman and Chief Executive Officer Peter J. Sodini said, “We are pleased with our record earnings for the quarter and the year, which were achieved on top of very strong results for both periods last year. We clearly benefited from favorable conditions in the gasoline market during the first and fourth quarters of fiscal 2006. More importantly from a longer-term perspective, we continued executing successfully our regional acquisition strategy and our ongoing initiatives to strengthen our merchandise operations. For the second year in a row, comparable store merchandise sales increased approximately 5%, and total merchandise gross profits for fiscal 2006 were up 15%.”

Merchandise revenues for the fourth quarter increased 12.1% from a year ago, and were up 3.0% on a comparable store basis. The merchandise gross margin was 37.0%, an 80 basis point improvement from 36.2% in last year’s fourth quarter. Total merchandise gross profits for the quarter were $138.5 million, a 14.6% increase from a year ago. For the full fiscal year, comparable store merchandise revenues increased 4.9%, while total merchandise gross profit rose 15.3% on an 80 basis-point improvement in the gross margin to 37.4%.

Total gallons sold in the fourth quarter were up 13.6% from a year ago, and were up 0.3% on a comparable store gasoline gallons basis. Gasoline revenues rose 25.9%, in part due to a 10.4% increase in the average retail price per gallon, to $2.75. The gross margin per gallon was 17.3 cents, compared with 19.4 cents a year ago. Gasoline gross profit for the quarter totaled $82.5 million, a 1.3% increase from last year’s fourth quarter. For the full fiscal year, comparable store gasoline gallons rose 3.1% and the gasoline margin per gallon for the year was 15.8 cents, compared with 14.3 cents in fiscal 2005.

During fiscal 2006, the Company acquired 113 convenience stores through three major acquisitions and 10 smaller transactions, an increase from the 96 stores acquired in fiscal 2005. The larger acquisitions included 39 Interstate Food Stop stores in Mississippi and Louisiana; 38 Shop-A-Snak stores in Alabama; and 19 stores operating under the TruBuy and On-The-Run® banners in North Carolina. In addition, the Company developed and opened five new large-format stores in fiscal 2006, and expects to accelerate the number of new store openings to approximately 20 in fiscal 2007.

Mr. Sodini said, “The pipeline of potential acquisitions for fiscal 2007 appears very promising, and we would expect to acquire at least as many stores this year as in fiscal 2006. Partly in anticipation of this continued growth, we made some investments during fiscal 2006 to strengthen our management team and overall infrastructure, which pushed expenses above our targeted levels.”

Mr. Sodini concluded, “Assuming gasoline margins more in line with historic norms and continued solid momentum in our merchandise operations, which generally contribute two-thirds or more of our total gross profit, we believe our earnings per share for fiscal 2007 will be between $2.80 and $3.00. This guidance range incorporates the likelihood of a relatively low gasoline gross margin in the first fiscal quarter, reflecting current market conditions. The guidance does not include any potential accretion from future or pending acquisitions. Given the inherent volatility in the gasoline business, our primary focus is on sustaining the growth in our merchandise business and steadily expanding the store base to leverage our strong regional market position and increase our earnings potential over the long term.”

Conference Call

Interested parties are invited to listen to the fourth quarter earnings conference call scheduled for Thursday, November 16, 2006 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and is accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until November 29, 2006.

Use of Non-GAAP Measure

EBITDA is defined by us as net income before interest expense and loss on extinguishment of debt, income taxes, depreciation and amortization. EBITDA is not a measure of operating performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data. We have included information concerning EBITDA as one measure of our operating performance because we believe investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined by us may not be comparable to similarly titled measures reported by other companies because such other companies may not calculate EBITDA in the same manner as we do.

Any measure that excludes interest expense or loss on extinguishment of debt, depreciation and amortization or income taxes, has material limitations because we have borrowed money in order to finance our operations and our acquisitions of new stores, we use capital assets in our business and the payment of income taxes is a necessary element of our operations.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2006 of approximately $6.0 billion. As of September 28, 2006, the Company operated 1,493 stores in eleven states under select banners, including Kangaroo Express(SM), its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from our fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise, and their ability to continue to supply our stores; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of November 16, 2006. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.

Unaudited Consolidated Statements of Operations and Selected Financial Data

(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Year Ended
	September 28, 2006	September 29, 2005	September 28, 2006	September 29, 2005
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)
Revenues:
Merchandise	$373,926	$333,494	$1,385,659	$1,228,891
Gasoline	1,311,595	1,041,986	4,576,043	3,200,348

Total revenues	1,685,521	1,375,480	5,961,702	4,429,239

Costs and operating expenses:
Merchandise costs of goods	235,410	212,640	867,717	779,639
Gasoline cost of goods	1,229,100	960,544	4,294,839	2,986,453
Operating, general and administrative	142,713	128,809	521,076	450,263
Depreciation and amortization	21,185	17,409	76,025	64,341

Total costs and operating expenses	1,628,408	1,319,402	5,759,657	4,280,696

Income from operations	57,113	56,078	202,045	148,543

Other income (expense):
Loss on extinguishment of debt	—	—	(1,832)	—
Interest expense	(15,505)	(14,659)	(59,602)	(56,130)
Interest income	1,206	607	4,941	1,816
Miscellaneous	190	402	800	977

Total other expense	(14,109)	(13,650)	(55,693)	(53,337)

Income before income taxes	43,004	42,428	146,352	95,206

Income tax expense	(16,264)	(17,000)	(57,154)	(37,396)

Net income	$26,740	$25,428	$89,198	$57,810

Earnings per share:
Net income per diluted share	$1.16	$1.12	$3.86	$2.64
Diluted shares outstanding	23,015	22,613	23,085	21,930

Selected financial data:
EBITDA	$79,694	$74,496	$283,811	$215,677
Merchandise gross profit	$138,516	$120,854	$517,942	$449,252
Merchandise margin	37.0%	36.2%	37.4%	36.6%
Gasoline gallons	476,079	419,215	1,774,926	1,501,031
Gasoline gross profit	$82,495	$81,442	$281,204	$213,895
Gasoline margin per gallon (1)	$0.1733	$0.1943	$0.1584	$0.1425
Gasoline retail per gallon	$2.75	$2.49	$2.58	$2.13

Comparable store data:
Merchandise sales %	3.0%	4.7%	4.9%	5.3%
Gasoline gallons %	0.3%	3.1%	3.1%	4.7%

Number of stores:
End of period	1,493	1,400	1,493	1,400
Weighted-average store count	1,500	1,396	1,452	1,369

Notes:

(1)	Gasoline margin per gallon represents gasoline revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on gasoline equipment. Gasoline margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	September 28, 2006	September 29, 2005
Assets
Cash and cash equivalents	$120,394	$111,472
Receivables, net	68,064	61,597
Inventories	140,135	125,348
Other current assets	27,131	24,868

Total current assets	355,724	323,285

Property and equipment, net	745,721	630,291
Goodwill, net	440,681	394,903
Other	45,781	39,687

Total assets	$1,587,907	$1,388,166

Liabilities and shareholders’ equity
Current maturities of long-term debt	$2,088	$16,045
Current maturities of lease finance obligations	3,511	2,872
Accounts payable	139,939	131,618
Other accrued liabilities	109,742	102,998

Total current liabilities	255,280	253,533

Long-term debt	602,215	539,328
Lease finance obligations	240,564	200,214
Deferred income taxes	72,435	64,848
Deferred vendor rebates	23,876	27,385
Other	56,530	50,925
Total shareholders’ equity	337,007	251,933

Total liabilities and shareholders’ equity	$1,587,907	$1,388,166

The Pantry, Inc.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

	Quarter Ended		Year Ended
	September 28, 2006	September 29, 2005	September 28, 2006	September 29, 2005
EBITDA	$79,694	$74,496	$283,811	$215,677

Interest expense and loss on extinguishment of debt	(15,505)	(14,659)	(61,434)	(56,130)
Depreciation and amortization	(21,185)	(17,409)	(76,025)	(64,341)
Provision for income taxes	(16,264)	(17,000)	(57,154)	(37,396)

Net income	$26,740	$25,428	$89,198	$57,810